Exhibit 99.1

Brookdale Reports June 2023 Occupancy

Nashville, Tenn., July 11, 2023 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its consolidated occupancy for June 2023.


Weighted average
2Q 2023 76.5%
1Q 2023 76.3%
4Q 2022 77.1%
3Q 2022 76.4%
Brookdale's Consolidated Occupancy
80%
75%
70%
Jun 2022
Jul
Aug
Sep
Oct
Nov
Dec
Jan 2023
Feb
Mar
Apr
May
Jun
Average for Month
Month end

	2022							2023					
Occupancy	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr	May	Jun
Wtd. avg.	75.2%	75.9%	76.4%	76.9%	77.2%	77.0%	77.0%	76.6%	76.3%	76.1%	76.2%	76.6%	76.8%
Month end	76.6%	77.1%	77.9%	78.4%	78.2%	78.1%	78.1%	77.6%	77.4%	77.6%	77.6%	78.1%	78.2%

June 2023 Observations:

- June weighted average occupancy increased 160 basis points year-over-year, from 75.2% in 2022 to 76.8% in 2023.
    - This represented a 20 basis point sequential increase compared to May 2023.
- Achieved twenty consecutive months of year-over-year weighted average occupancy growth.
- Weighted average occupancy increased sequentially each month within the quarter and the second quarter weighted average occupancy of 76.5% represented 190 basis points of year-over-year growth and 20 basis points of sequential growth compared to the first quarter 2023.

About Brookdale Senior Living

Brookdale Senior Living Inc. is the nation's premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care and services in an environment that feels like home. The Company's expertise in healthcare, hospitality, and real estate provides residents with opportunities to improve wellness, pursue passions, and stay connected with friends and loved ones. Brookdale, through its affiliates, operates and manages 672 communities in 41 states as of June 30, 2023, with the ability to serve more than 60,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or Twitter.

Jessica Hazel, VP Investor Relations • 615-564-8104 • email: Jessica.hazel@brookdale.com